EXHIBIT 2.1

AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BY AND AMONG

INHIBITON THERAPEUTICS, INC.

AND

HPI PARTNERS, LLC AND
THE SECURITY HOLDERS OF HPI PARTNERS, LLC

INDEX

i

3.12 Litigation	7
3.13 Authority	7
3.14 Ability to Carry Out Obligations	7
3.15 Full Disclosure	8
3.16 Assets	8
3.17 Material Contracts	8
3.18 Indemnification	8
3.19 Criminal or Civil Acts	8
3.20 Bulletin Board Trading Status	8

ARTICLE IV – Covenants Prior to the Closing Date	8

4.1 Investigative Rights	8
4.2 Conduct of Business	8
4.3 Confidential Information	9
4.4 Notice of Non-Compliance	9

ARTICLE V – Conditions Precedent to Inhibiton’s Performance	9

5.1 Conditions	9
5.2 Accuracy of Representations	9
5.3 Performance	9
5.4 Absence of Litigation	9
5.5 Officer’s Certificate	9
5.6 Legal Opinion	10

ARTICLE VI – Conditions Precedent to HPIP’s Performance	10

6.1 Conditions	10
6.2 Accuracy of Representations	10
6.3 Performance	10
6.4 Absence of Litigation	10
6.5 Officer’s Certificate	10
6.6 Directors of Inhibiton	10

ARTICLE VII – Closing	11

7.1 Closing	11

ARTICLE VIII – Covenants Subsequent to the Closing Date	11

8.1 Registration and Listing	11
8.2 Business Segments	11

ARTICLE IX – Miscellaneous	11

9.1 Captions and Headings	11
9.2 No Oral Change	12
9.3 Non-Waiver	12
9.4 Time of Essence	12
9.5 Entire Agreement	12

ii

9.6 Choice of Law	12
9.7 Counterparts	12
9.8 Notices	12
9.9 Binding Effect	12
9.10 Mutual Cooperation	12
9.11 Finders	13
9.12 Announcements	13
9.13 Expenses	13
9.14 Survival of Representations and Warranties	13
9.15 Exhibits	13
9.16 Termination, Amendment and Waiver	13

EXHIBITS

Allocation of Securities	Exhibit 1.1
Subscription Agreement	Exhibit 1.2
Financial Statements of HPIP	Exhibit 2.5
Material Contracts of HPIP	Exhibit 2.17
Financial Statements of Inhibiton	Exhibit 3.5
Material Contracts of Inhibiton…	Exhibit 3.17

iii

AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 4th day of March, 2009, by and between Inhibiton Therapeutics, Inc., a Nevada corporation (“Inhibiton”), HPI Partners, LLC, a Colorado limited liability company (“HPIP”), and the security holders of HPIP (the “HPIP Security Holders”) who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2, hereto.

WHEREAS, Inhibiton desires to acquire all of the issued and outstanding limited liability company interests of HPIP (the “HPIP Interests”) from the HPIP Security Holders in exchange for newly issued unregistered shares of common stock of Inhibiton;

WHEREAS, HPIP desires to assist Inhibiton in acquiring all of the HPIP Interests pursuant to the terms of this Agreement; and

WHEREAS, all of the HPIP Security Holders, by execution of Exhibit 1.2 hereto, agree to exchange all of the HPIP  Interests they hold as set forth in Exhibit 1.1 hereto, for common shares of Inhibiton as set forth in Article 1 hereto.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Exchange of Securities

1.1           Issuance of Securities. Subject to the terms and conditions of this Agreement, Inhibiton agrees to issue and exchange its fully paid and non-assessable unregistered shares of Inhibiton’s $.001 par value common stock (the “Inhibiton Shares”)  in such amount as is set forth in Paragraph 1.4(a) and (b) below for all HPIP Interests held by the HPIP Security Holders set forth in Exhibit 1.1 hereto.   Inhibiton will also issue common stock purchase warrants to HPIP warrant holders as set forth on Exhibit 1.1 hereto, on the basis of one Inhibiton warrant for each HPIP warrant outstanding at the Closing Date, pursuant to Paragraph 1.5 below.  All Inhibiton  securities will be issued directly to the HPIP Security Holders on the date the transaction contemplated by this Agreement closes (the “Closing Date”), pursuant to the schedule set forth in Exhibit 1.1.

1.2           Exemption from Registration. The parties hereto intend that all Inhibiton securities to be issued to the HPIP Security Holders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) and/or Regulation D of the Act and rules and regulations promulgated thereunder.  In furtherance thereof, each of the HPIP Security Holders will execute and deliver to Inhibiton on the Closing Date a copy of the Subscription Agreement set forth in Exhibit 1.2 hereto.

1.3           Private Placement.  Following the Closing Date, Inhibiton may issue additional shares of its common stock to complete the private placement of HPIP Interests as described in Paragraph 1.4(c) below.

1.4           Computation of Inhibiton Shares Issuable to HPIP Security Holders. At the Closing Date all of the HPIP Interests outstanding immediately prior to the Closing Date shall be acquired by Inhibiton in exchange for the greater of:

(a) that number of fully paid and non-assessable shares of Inhibiton common stock equal to (i) $12,000,000, divided by (ii) the average of the prior 20 trading day closing prices of the Inhibiton Common Stock immediately prior to the execution of this Agreement, the quotient of which shall be distributed pro rata by the total dollar amount of HPIP Interests  outstanding as of the Closing Date of $2,000,000,  provided, however, that in no case shall the number of shares to be issued be less than 80,000,000; or

(b) that number of fully paid and non-assessable shares of Inhibiton common stock equal to 85% of the total number of shares of Inhibiton common stock outstanding immediately following the Closing Date of this Agreement.

(c)  HPIP has commenced a private placement of HPIP Interests that includes an over-allotment provision allowing for the sale of up to $300,000 of HPIP Interests over and above the $2,000,000 of HPIP Interests for up to 90 days following the Closing Date.  Accordingly, immediately following the Closing Date, Inhibiton shall commence a 90-day private placement of Inhibiton common stock to be offered solely to the Members of HPIP at a per share price equal to and in accordance with the terms of Paragraph 1.4(a) above.

(d) Should there be more than $2,000,000 of HPIP Interests outstanding at the Closing Date, the number of shares of Inhibiton common stock issued under either (a) or (b) above shall be increased on a proportional basis based on the percentage increase in HPIP Interests over $2,000,000 (i.e., if there are $2,100,000 of HPIP Interests outstanding, or a 5% increase, then the $12,000,000 in (i) above shall be increased by 5% to $12,600,000).

(e)  In addition, HPIP’s total number of shares of Inhibiton issued hereunder shall be increased post Closing Date by the same percentage increase as the increase in the total number of outstanding shares of Inhibiton resulting from Inhibiton’s issuance, between the Closing Date and 90 days following the Closing Date, of all shares it shall issue in exchange for debt due from Inhibiton to third party debt holders.

1.5           Computation of Inhibiton Warrants Issuable To HPIP Warrant Holders.  Inhibiton agrees to exchange its warrants for all HPIP warrants outstanding as set forth in Exhibit 1.1 hereto, on the basis of one Inhibiton warrant for each HPIP warrant, at an exercise price of $0.12 per share and exercisable until March 4, 2012

1.6           Promissory Note.  HPIP shall  pay to Inhibiton $200,000 on the Closing Date evidenced by a promissory note in such amount bearing interest at 5% per annum and due and payable by HPIP on or before March 4, 2014.

ARTICLE II

Representations and Warranties of HPIP

HPIP for itself and for its wholly owned subsidiary, AlumiFuel Power, Inc., (“API”) hereby represents and warrants to Inhibiton that:

2.1           Organization. HPIP is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.2           Capital. The authorized capital stock of HPIP consists of the HPIP Interests set forth in Exhibit 1.1 hereto. All of the outstanding HPIP Interests are duly and validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating HPIP to issue any additional HPIP Interests except the HPIP warrants described in Paragraph 1.5 above.

2.3           Subsidiaries. HPIP has one wholly-owned subsidiary:  AlumiFuel Power, Inc. a Colorado corporation, which has been duly organized, validly existing and in good standing under Colorado law.

2.4           Managers and Officers. The names and titles of the managers and officers of HPIP as of the date of this Agreement are as follows:

Name                                                      Position

Henry Fong                                            Manager
Thomas B. Olson                                   Manager

2.5           Financial Statements. Exhibit 2.5 hereto consists of the unaudited consolidated financial statements of HPIP for the period from inception (November 8, 2007) through December 31, 2008 (the “HPIP Financial Statements”). The HPIP Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by HPIP throughout the periods indicated, and fairly present the financial position of HPIP as of the date of the balance sheet included in the HPIP Financial Statements and the results of operations for the period indicated.  There are no material omissions or non-disclosures in the HPIP Financial Statements.

2.6           Absence of Changes. Since December 31, 2008, there has not been any material change in the financial condition or operations of HPIP or API, except as contemplated by this Agreement.  As used throughout this Agreement, “material” means:  Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party.  Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

2.7           Absence of Undisclosed Liabilities. As of December 31, 2008, HPIP did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the HPIP Financial Statements.

2.8           Tax Returns. HPIP and API have filed or will file on a timely basis all federal, state and local tax returns required by law and have paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated.  There are no present disputes as to taxes of any nature payable by HPIP or API.

2.9           Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Inhibiton, its legal counsel and accountants shall have the opportunity to meet with HPIP’s accountants and attorneys to discuss the financial condition of HPIP during reasonable business hours and in a manner that does not interfere with the normal operation of HPIP’s business.  HPIP shall make available to Inhibiton all books and records of HPIP, provided, however, that HPIP will be under no obligation to provide any information subject to confidentiality provisions or waive any privilege associated with any such information.

2.10           Intellectual Property Rights. HPIP and API own or have the right to use all trademarks, service marks, trade names, copyrights and patents material to their businesses as outlined in that certain memorandum to the directors of Inhibiton dated March 3, 2009.

2.11           Compliance with Laws. To the best of HPIP’s knowledge, HPIP and API have complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon their businesses or properties.

2.12           Litigation. HPIP and API are not defendants in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of HPIP, threatened against or affecting HPIP or API or their businesses, assets or financial condition.  Neither is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Neither is engaged in any material litigation to recover monies due to either of them.

2.13           Authority. The Board of Directors of HPIP has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and HPIP has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of HPIP and is enforceable in accordance with its terms and conditions.  By execution of Exhibit 1.2, all of the HPIP Security Holders have agreed to and have approved the terms of this Agreement.

2.14           Ability to Carry Out Obligations. To the best of HPIP’s knowledge, the execution and delivery of this Agreement by HPIP and the performance by HPIP of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of formation, operating agreement, bylaw, or other agreement or instrument to which HPIP is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of HPIP, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of HPIP or API.

2.15           Full Disclosure. None of the representations and warranties made by HPIP herein or in any exhibit, certificate or memorandum furnished or to be furnished by HPIP, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16           Assets. HPIP owns all of the assets set forth in Exhibit 2.5.

2.17           Material Contracts.  A list of all of HPIP’s material contracts is attached as Exhibit 2.17.

               2.18           Indemnification. HPIP agrees to indemnify, defend and hold Inhibiton and Inhibiton’s officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against Inhibiton which arise out of, or result from (i) any breach by HPIP in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by HPIP under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by HPIP in this Agreement.

2.19           Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, manage or principal Interest holder of HPIP has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD (FINRA) judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

2.20           Restricted Securities.  HPIP and the HPIP Security Holders, by execution of this Agreement and of Exhibit 1.2, acknowledge that all of the Inhibiton securities issued by Inhibiton are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Act.

ARTICLE III

Representations and Warranties of Inhibiton

Inhibiton represents and warrants to HPIP that:

3.1           Organization. Inhibiton is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2           Capital. The authorized capital stock of Inhibiton currently consists of 200,000,000 shares of $.001 par value common stock, of which 22,725,993 shares are currently outstanding.  Inhibiton has 10,000,000 shares of preferred stock authorized and none outstanding.  All of Inhibiton’s outstanding securities are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating Inhibiton to issue any additional shares of its capital stock of any class except for an aggregate of 3,638,719 stock options and warrants exercisable at an average price of $.50 per share into Inhibiton common stock.

3.3           Subsidiaries. Inhibiton does not have any subsidiaries or own any interest in any other enterprise.

3.4           Directors and Officers. The officers and directors of Inhibiton are:

Henry Fong                                             Chief Executive Officer, Chief Financial Officer
   and Director
Thomas B. Olson                                    Secretary
Aaron A. Grunfeld                                  Director

3.5           Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of Inhibiton for the years ended January 31, 2008 and 2007 and the unaudited financial statements of Inhibiton for the nine months ended October 31, 2008 and 2007 (the “Inhibiton Financial Statements”).  The Inhibiton Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Inhibiton throughout the periods indicated, and fairly present the financial position of Inhibiton as of the dates of the balance sheets included in the Inhibiton Financial Statements and the results of operations for the periods indicated.  There are no material omissions or non-disclosures in the Inhibiton Financial Statements.

3.6           Absence of Changes. Since October 31, 2008, there has not been any material change in the financial condition or operations of Inhibiton, except as contemplated by this Agreement.

3.7           Absence of Undisclosed Liabilities. As of October 31, 2008, Inhibiton did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the Inhibiton Financial Statements.

3.8           Tax Returns. Within the times and in the manner prescribed by law, Inhibiton has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

3.9           Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, HPIP, its legal counsel and accountants shall have the opportunity to meet with Inhibiton’s accountants and attorneys to discuss the financial condition of Inhibiton.  Inhibiton shall make available to HPIP all books and records of Inhibiton.

3.10           Intellectual Property Rights. Inhibiton does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights material to its business.

3.11           Compliance with Laws. Inhibiton has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.

3.12           Litigation. Inhibiton is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of Inhibiton, threatened against or affecting Inhibiton or its business, assets or financial condition.  Inhibiton is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  Inhibiton is not engaged in any material litigation to recover monies due to it.

3.13           Authority. The Board of Directors of Inhibiton has authorized the execution of this Agreement and the transactions contemplated herein, and Inhibiton has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of Inhibiton, and is enforceable in accordance with its terms and conditions.

3.14           Ability to Carry Out Obligations. The execution and delivery of this Agreement by Inhibiton and the performance by Inhibiton of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which Inhibiton is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Inhibiton, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of Inhibiton.

3.15           Full Disclosure. None of the representations and warranties made by Inhibiton herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Inhibiton or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.16           Assets.  Inhibiton owns all of the assets set forth in Exhibit 3.5.

3.17           Material Contracts.  A list of all of Inhibiton’s material contracts is attached as Exhibit 3.17.

3.18           Indemnification. Inhibiton agrees to indemnify, defend and hold HPIP harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against HPIP, which arise out of, or result from (i) any breach by Inhibiton in performing any of its covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Inhibiton under this Agreement,  (ii) a failure of any representation or warranty in this Article III, or (iii) any untrue statement made by Inhibiton in this Agreement.

3.19           Criminal or Civil Acts. For a period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of Inhibiton has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Securities and Exchange Commission (“Commission”) or NASD (FINRA) judgment or decree, or is currently the subject to an investigation in connection with any felony crime or Commission or NASD proceeding.

3.20           Bulletin Board Trading Status. Inhibiton shall be in compliance with all requirements for, and its common stock shall continue to be quoted on, the Electronic Bulletin Board on the Closing Date, such that the common stock of Inhibiton may continue to be so quoted without interruption following the Closing Date.

ARTICLE IV

Covenants Prior to the Closing Date

4.1           Investigative Rights. Prior to the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same.  Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.  If during the investigative period one party learns that a representation of the other party was not accurate, no such claim may be asserted by the party so learning that a representation of the other party was not accurate.

4.2           Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business.  Neither party shall amend its Articles of Incorporation or Bylaws, Articles of Formation or Operating Agreement (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities.  Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its securities.

4.3           Confidential Information.  Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement.  Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

4.4           Notice of Non-Compliance.  Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

Conditions Precedent to Inhibiton’s Performance

5.1           Conditions. Inhibiton’s obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article V.  Inhibiton may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Inhibiton of any other condition of or any of Inhibiton’s other rights or remedies, at law or in equity, if HPIP shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2           Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by HPIP in this Agreement or in any written statement that shall be delivered to Inhibiton by HPIP under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3           Performance. HPIP shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4           Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against HPIP on or before the Closing Date.

5.5           Officer’s Certificate. HPIP shall have delivered to Inhibiton a certificate dated the Closing Date signed by the Chief Executive Officer of HPIP certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

5.6           Legal Opinion.  HPIP shall have provided Inhibiton a legal opinion that is satisfactory to Inhibiton, which opines as to the legal and valid ownership by HPIP and API of their aluminum water split technology.

ARTICLE VI

Conditions Precedent to HPIP’s Performance

6.1           Conditions. HPIP’s obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article VI. HPIP may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by HPIP of any other condition of or any of HPIP’s rights or remedies, at law or in equity, if Inhibiton shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2           Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Inhibiton in this Agreement or in any written statement that shall be delivered to HPIP by Inhibiton under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3           Performance. Inhibiton shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4           Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Inhibiton on or before the Closing Date.

6.5           Officer’s Certificate. Inhibiton shall have delivered to HPIP a certificate dated the Closing Date signed by the Chief Executive Officer of Inhibiton certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6           Directors of Inhibiton. On the Closing Date, the Directors of Inhibiton shall retain their positions as Directors.

ARTICLE VII

Closing

7.1           Closing. The closing of this Agreement shall be held at the offices of Gary A. Agron at any mutually agreeable time and date prior to March 31, 2009, unless extended by mutual agreement.  At the closing:

(a)
HPIP shall deliver to Inhibiton (i) copies of Exhibit 1.2 executed by all of the HPIP Security Holders, (ii) certificates representing all of the outstanding HPIP Interests and HPIP warrants duly endorsed to Inhibiton, (iii) the officer’s certificate described in Paragraph 5.5, (iv) signed minutes of its managers approving this Agreement, (v) the promissory note described in Paragraph 1.6 above and, (vi) the legal opinion described in paragraph 5.6 above.

(b)
Inhibiton shall deliver to the HPIP Security Holders (i) certificates representing that number of  shares of Inhibiton’s common stock and warrants issued pursuant to the computations set forth in Paragraph 1.4 and Exhibit 1.1 hereto, (ii) the officer’s certificate described in Paragraph 6.5, (iii) signed minutes of its directors approving this Agreement, and (iv) resignations of its executive officers pursuant to Paragraph 6.7

ARTICLE VIII

Covenants Subsequent to the Closing Date

8.1           Registration and Listing. Following the Closing Date, Inhibiton shall use its best efforts to continue Inhibiton’s common stock quotation on the Electronic Bulletin Board.

8.2           Business Segments.  Within 90 days following the Closing Date, Inhibiton shall appoint an independent committee comprised of members of its Board of Directors and advisors, for the purpose of developing recommendations to the Inhibiton Board of Directors and stockholders regarding the operation of the separate business segments of Inhibiton including all assets and liabilities.

ARTICLE IX

Miscellaneous

9.1           Captions and Headings. The Article and Paragraph headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

9.2           No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

9.3           Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions.  No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

9.4           Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

9.5           Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

9.6           Choice of Law. This Agreement and its application shall be governed by the laws of the state of Colorado.

9.7           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8           Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

Inhibiton:                                               Inhibiton Therapeutics, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111
Attn: Aaron A. Grunfeld, Director

HPIP:                                                      HPI Partners, LLC
7315 East Peakview Avenue
Englewood, Colorado  80111
Attn:  Henry Fong, Manager

9.9           Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.10           Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

9.11           Finders. There are no finders in connection with this transaction.

9.12           Announcements.  The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

9.13           Expenses. Each party will bear their own expenses, including legal fees incurred in connection with this Agreement.

9.14           Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing Date.

9.15           Exhibits. As of the execution hereof, the parties have provided each other with the exhibits described herein.  Any material changes to the exhibits shall be immediately disclosed to the other party.

9.16           Termination, Amendment and Waiver.

(a)           Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(1)           By mutual written consent of HPIP and Inhibiton;

(2)           By either HPIP or Inhibiton;

(i)
If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)	If the transaction shall not have been consummated on or before June 30, 2009.

(3)           By HPIP, if Inhibiton breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

(4)           By Inhibiton, if HPIP breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

(b)           Effect of Termination.  In the event of termination of this Agreement by either Inhibiton or HPIP, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of HPIP or Inhibiton.

(c)           Extension; Waiver.  At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(d)           Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of HPIP or Inhibiton, action by its respective Board of Directors or Managers.

[Signature Page Follows]

In witness whereof, the parties have executed this Agreement Concerning the Exchange of Securities on the date indicated above.

INHIBITON THERAPEUTICS, INC.	HPI PARTNERS, LLC

By: /s/ Aaron A. Grunfeld	By: /s/ Henry Fong
Aaron A. Grunfeld Director	Henry Fong Manager